Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-131966) and on Form S-8 (Nos. 2-80041, 2-94701, 33-2517, 33-12762, 33-12763, 33-38145, 33-44693, 33-50598, 33-55092, 33-72160, 333-10553, 333-42163, 333-75269, 333-64822 and 333-126818) of Intermagnetics General Corporation of our report dated August 10, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form10-K.

PricewaterhouseCoopers LLP

Albany, New York

August 10, 2006